News Release

Exhibit 99.1

Acuity Brands Reports Fiscal 2012 Third Quarter Results
Adjusted Diluted EPS Increases 32 Percent
ATLANTA, July 2, 2012 - Acuity Brands, Inc. (NYSE: AYI) (“Company”) today announced that fiscal 2012 third quarter net sales increased $29.2 million, or 6.4 percent, to $487.5 million compared with the prior-year period. Net income for the third quarter of fiscal 2012 was $33.6 million compared with $27.1 million for the year-ago period. Diluted earnings per share (“EPS”) for the third quarter of fiscal 2012 were $0.79 compared with $0.62 reported for the prior-year period. Included in the results for the third quarter of fiscal 2012 was a pre-tax special charge of $1.9 million, or $0.03 per diluted share, associated with streamlining actions as explained below. Excluding the special charge, fiscal 2012 third quarter adjusted diluted EPS were $0.82, an increase of 32 percent compared with the year-ago period.
Unit volume increased more than 5 percent compared with the prior-year period reflecting the modest recovery in the North American lighting market, partially offset by weakness in Spain. The balance of the year-over-year increase in net sales was due primarily to the net favorable change in product prices and the mix of products sold (“price/mix”). While it is not possible to precisely quantify the separate impact between price and mix, the Company estimates that the net favorable change in price/mix was due primarily to price. The impact on net sales from acquisitions and foreign currency was not significant.
Fiscal 2012 third quarter operating profit was $57.3 million, or 11.8 percent of net sales, compared with $50.2 million, or 11.0 percent of net sales, for the prior-year period. Excluding the special charge, adjusted operating profit for the third quarter of fiscal 2012 was $59.2 million, or 12.1 percent of net sales, which represents a 110 basis point improvement in adjusted operating profit margin compared with the prior-year period.
Vernon J. Nagel, Chairman, President, and Chief Executive Officer of Acuity Brands, commented, “We are pleased with our fiscal 2012 third quarter results as we continue to execute our strategies to extend our leadership position in North America, including our record pace for the introduction of more energy-efficient lighting solutions. The improvement in adjusted operating profit was due primarily to the benefits from higher sales volumes, price increases implemented during calendar year 2011, and productivity improvements. These benefits were partially offset by higher material and component costs and additional operating expense to support the greater sales volume, including increased sales and marketing expenses. Our third quarter results also reflected a continuation of an elevated level of spending on future growth initiatives, including new products, expanded market presence, and technology and innovation.”
Fiscal 2012 third quarter results included $2.7 million of net miscellaneous income compared with $0.9 million of net miscellaneous expense in the prior-year period. Net miscellaneous income/expense consists

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primarily of gains and losses resulting from the impact of exchange rates changes on foreign currency exposures, particularly those associated with the Mexican Peso.
The effective tax rate for the third quarter of fiscal 2012 was 35.8 percent compared with 35.2 percent for the prior-year period. The increase in the effective tax rate was due primarily to higher taxable income, nondeductible losses in Spain, and the expiration of the research and development tax credit which occurred at the end of calendar year 2011. The Company’s effective tax rate for fiscal 2012 is forecasted to be approximately 35 percent.
Special Charge
In the third quarter of fiscal 2012, the Company recorded a pre-tax special charge related to streamlining activities of $1.9 million, or $0.03 per diluted share. The special charge was associated with the previously announced planned closing of the Company’s Cochran, Georgia production facility. The closure of the facility, which began in the third quarter of fiscal 2012, is expected to be principally completed by the end of the first quarter of fiscal 2013. The Company expects to incur additional costs of approximately $7 million associated with the closure of the facility, which are forecasted to be recognized primarily during the fourth quarter of fiscal 2012. The total estimated pre-tax costs of $14 million associated with the facility closing consist primarily of severance and employee-related costs of $9 million, production transfer expenses of $2 million, and non-cash asset impairments of $3 million. Annualized pre-tax savings associated with the closure of the Cochran production facility are forecasted to be approximately $8 million and are expected to be realized beginning in the first quarter of fiscal 2013 following the completion of the transfer of production and closure of the facility.
Year-to-Date Results
Net sales for the first nine months of fiscal 2012 were $1,419.5 million compared with $1,299.5 million for the prior-year period, an increase of approximately 9 percent. Results for the first nine months of fiscal 2012 include operating profit of $146.9 million, net income of $83.1 million, and diluted EPS of $1.95. Adjusted results, which exclude $11.2 million of pre-tax special charges for streamlining activities, include adjusted operating profit of $158.1 million, or 11.1 percent of net sales, compared with $132.9 million, or 10.2 percent of net sales, for the prior-year period. Adjusted net income for the first nine months of fiscal 2012 was $90.6 million, an increase of 27 percent compared with $71.3 million for the prior-year period. For the first nine months of fiscal 2012, adjusted diluted EPS were $2.13, an increase of 31 percent compared with the year-ago period.
Outlook
Mr. Nagel commented, “We remain very positive about the future prospects for our company and our ability to outperform the markets we serve. We continue to position the Company to optimize short-term

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performance while investing in and deploying resources to further our long-term profitable growth opportunities. While we are optimistic about our future prospects and ability to outperform the markets we serve, we do see the potential for continuing volatility in demand due to the weak pace of economic recovery in the United States and globally.
“Our performance expectations have not changed materially during the past quarter. Key indicators continue to suggest that the U.S. non-residential construction market, a key market for the Company, is expected to grow modestly through fiscal 2013. Also, third-party forecasts suggest that the North American lighting market, which includes renovation and relight activity, will continue to outpace the growth rate of new construction. We believe opportunities exist that will allow us to continue to outperform the markets we serve, including benefits from growing renovation and tenant improvement projects, further expansion in underpenetrated geographies and channels, and growth from the introduction of innovative products and lighting solutions.”
Mr. Nagel concluded, “We believe the lighting and lighting-related industry will experience solid growth over the next decade, particularly as energy and environmental concerns come to the forefront, and we believe we are well positioned to fully participate in this exciting industry.”
Non-GAAP Financial Measures
Acuity Brands’ management included in the above news release the terms “adjusted operating profit,” “adjusted operating profit margin,” “adjusted net income,” and “adjusted diluted EPS” which are non-U.S. Generally Accepted Accounting Principles (“GAAP”), or non-GAAP, financial measures provided to enhance the user’s overall understanding of the Company’s current financial performance and prospects for the future. Specifically, management believes that adjusted operating profit, adjusted operating profit margin, adjusted net income, and adjusted diluted EPS provide useful information to investors by excluding or adjusting items related to special charges associated with efforts to streamline the organization, which affected fiscal 2012 operating profit, net income and diluted EPS. Management believes the special charges impacted the comparability of the Company’s results and that these items are not reflective of fixed costs that the Company will incur over the long term. However, we have incurred similar charges in prior fiscal years and continually evaluate streamlining measures which could result in additional charges in future periods. These non-GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, results prepared in accordance with GAAP. The most directly comparable GAAP measure for adjusted operating profit and adjusted operating profit margin are “operating profit” and “operating profit margin,” respectively, which include the impact of the special charges. The most directly comparable GAAP measures for adjusted net income and adjusted diluted EPS are “net income” and “diluted EPS,” respectively; both GAAP measures include the impact of the special charges. The non-GAAP financial measures included in this news release have been reconciled to the nearest GAAP measure.

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Conference Call
As previously announced, the Company will host a conference call to discuss third quarter results today, July 2, 2012, at 10:00 a.m. ET. Interested parties may listen to this call live today or hear a replay at the Company’s Web site: www.acuitybrands.com.
About Acuity Brands
Acuity Brands, Inc. is a North American market leader and one of the world’s leading providers of lighting solutions for both indoor and outdoor applications. With fiscal year 2011 net sales of $1.8 billion, Acuity Brands employs approximately 6,000 associates and is headquartered in Atlanta, Georgia with operations throughout North America, and in Europe and Asia. The Company’s lighting solutions are sold under various brands, including Lithonia Lighting®, Holophane®, Peerless®, Gotham®, Mark Architectural Lighting™, Winona® Lighting, Healthcare Lighting®, Hydrel®, American Electric Lighting®, Carandini®, Antique Street Lamps™, Tersen®, Sunoptics®, Sensor Switch®, Lighting Control & Design™, Synergy® Lighting Controls, Pathway Connectivity™, Dark to Light®, ROAM®, RELOC® Wiring Solutions, and acculamp®.
Forward Looking Information
This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that may be considered forward-looking include statements incorporating terms such as "expects," "believes," "intends," “estimates”, “forecasts,” "anticipates," “may,” “should”, “remain”, and similar terms that relate to future events, performance, or results of the Company and specifically include statements made in this press release regarding: (a) forecasted effective tax rate for fiscal 2012; (b) estimated additional costs and the total pre-tax special charge associated with the facility closure; (c) projected annualized pre-tax savings associated with the facility closure, including the timing of the realization of such savings; (d) expectation of solid growth for the lighting and lighting-related industry and the Company’s position to fully participate; (e) existence of opportunities that will allow the Company to outperform the markets it serves; (f) expectation of modest growth in the U.S. non-residential construction market through fiscal 2013; and (g) expectation that the North American lighting market will continue to outpace the growth rate of new construction and the potential for continuing volatility in customer demand. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the historical experience of Acuity Brands and management’s present expectations or projections. These risks and uncertainties include, but are not limited to, customer and supplier relationships and prices; competition; ability to realize anticipated benefits from initiatives taken and timing of benefits; market demand; litigation and other contingent liabilities; and economic, political, governmental, and technological factors affecting the Company. Please see the other risk factors more fully described in the Company’s SEC filings including risks discussed in Part I, “Item 1a. Risk Factors” in the Company’s Annual

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Report on Form 10-K for the year ended August 31, 2011. The discussion of those risks is specifically incorporated herein by reference. Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

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ACUITY BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except share and per-share data)

	May 31, 2012	August 31, 2011
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$228.3	$170.2
Accounts receivable, less reserve for doubtful accounts of $1.7 at May 31, 2012 and $1.8 at August 31, 2011	269.6	262.6
Inventories	168.7	165.9
Deferred income taxes	15.3	16.0
Prepayments and other current assets	22.2	15.8
Total Current Assets	704.1	630.5
Property, Plant, and Equipment, at cost:
Land	6.9	8.4
Buildings and leasehold improvements	113.4	121.2
Machinery and equipment	360.4	355.3
Total Property, Plant, and Equipment	480.7	484.9
Less — Accumulated depreciation and amortization	348.3	341.7
Property, Plant, and Equipment, net	132.4	143.2
Other Assets:
Goodwill	554.0	559.2
Intangible assets	233.5	234.2
Deferred income taxes	1.8	2.0
Other long-term assets	30.7	28.3
Total Other Assets	820.0	823.7
Total Assets	$1,656.5	$1,597.4
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$202.7	$203.8
Accrued compensation	40.4	45.0
Accrued pension liabilities, current	1.2	1.2
Other accrued liabilities	86.8	81.4
Total Current Liabilities	331.1	331.4
Long-Term Debt	353.5	353.4
Accrued Pension Liabilities, less current portion	52.6	60.5
Deferred Income Taxes	38.5	36.4
Self-Insurance Reserves, less current portion	7.2	7.3
Other Long-Term Liabilities	54.6	51.4
Commitments and Contingencies (see Commitments and Contingencies footnote)
Stockholders’ Equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 51,454,820 issued and 41,735,565 outstanding at May 31, 2012; and 50,956,137 issued and 41,488,882 outstanding at August 31, 2011	0.5	0.5
Paid-in capital	697.8	680.3
Retained earnings	607.6	541.0
Accumulated other comprehensive loss items	(66.8)	(53.8)
Treasury stock, at cost, 9,719,255 at May 31, 2012 and 9,467,255 shares at August 31, 2011	(420.1)	(411.0)
Total Stockholders’ Equity	819.0	757.0
Total Liabilities and Stockholders’ Equity	$1,656.5	$1,597.4

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ACUITY BRANDS, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In millions, except per-share data)

	Three Months Ended		Nine Months Ended
	May 31,		May 31,
	2012	2011	2012	2011
Net Sales	$487.5	$458.3	$1,419.5	$1,299.5
Cost of Products Sold	285.5	268.6	841.9	769.9
Gross Profit	202.0	189.7	577.6	529.6
Selling, Distribution, and Administrative Expenses	142.8	139.5	419.5	396.7
Special Charge	1.9	—	11.2	—
Operating Profit	57.3	50.2	146.9	132.9
Other Expense (Income):
Interest Expense, net	7.7	7.5	23.1	22.5
Miscellaneous (Income) Expense, net	(2.7)	0.9	(4.5)	2.9
Total Other Expense	5.0	8.4	18.6	25.4
Income before Provision for Income Taxes	52.3	41.8	128.3	107.5
Provision for Income Taxes	18.7	14.7	45.2	36.2
Net Income	$33.6	$27.1	$83.1	$71.3
Earnings Per Share:
Basic Earnings per Share	$0.80	$0.63	$1.97	$1.66
Basic Weighted Average Number of Shares Outstanding	41.6	42.5	41.4	42.3
Diluted Earnings per Share	$0.79	$0.62	$1.95	$1.63
Diluted Weighted Average Number of Shares Outstanding	42.0	43.1	41.9	42.9
Dividends Declared per Share	$0.13	$0.13	$0.39	$0.39

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ACUITY BRANDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In millions)

	Nine Months Ended
	May 31,
	2012	2011
Cash Provided by (Used for) Operating Activities:
Net income	$83.1	$71.3
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	29.7	29.7
Share-based compensation expense, net	6.8	5.2
Excess tax benefits from share-based payments	(4.3)	(5.1)
Loss on the sale or disposal of property, plant, and equipment	0.2	0.1
Asset impairments	0.1	0.1
Deferred income taxes	(0.8)	(1.4)
Other non-cash items	0.1	—
Change in assets and liabilities, net of effect of acquisitions and effect of exchange rate changes:
Accounts receivable	(9.8)	10.2
Inventories	(3.7)	(17.6)
Prepayments and other current assets	(2.1)	0.6
Accounts payable	0.2	(10.1)
Other current liabilities	6.0	(2.9)
Other	(2.7)	1.5
Net Cash Provided by Operating Activities	102.8	81.6
Cash Provided by (Used for) Investing Activities:
Purchases of property, plant, and equipment	(18.8)	(17.4)
Proceeds from sale of property, plant, and equipment	—	1.3
Acquisitions of businesses and intangible assets, net of cash acquired	(3.8)	(90.4)
Net Cash Used for Investing Activities	(22.6)	(106.5)
Cash Provided by (Used for) Financing Activities:
Repurchases of common stock	(9.2)	(2.9)
Proceeds from stock option exercises and other	6.5	5.8
Excess tax benefits from share-based payments	4.3	5.1
Dividends paid	(16.5)	(16.9)
Net Cash Used for Financing Activities	(14.9)	(8.9)
Effect of Exchange Rate Changes on Cash	(7.2)	3.6
Net Change in Cash and Cash Equivalents	58.1	(30.2)
Cash and Cash Equivalents at Beginning of Period	170.2	191.0
Cash and Cash Equivalents at End of Period	$228.3	$160.8

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ACUITY BRANDS, INC.
Reconciliation of Non-U.S. GAAP Measures
The tables below reconciles certain GAAP financial measures to the corresponding non-GAAP measures, which exclude special charges associated with actions to accelerate the streamlining of the organization, including the consolidation of certain manufacturing facilities. These non-GAAP financial measures, including adjusted operating profit, adjusted operating profit margin, adjusted net income, and adjusted diluted earnings per share, are provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes these non-U.S. GAAP measures provide greater comparability and enhanced visibility into results by excluding the impact of the special charges. These non-GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, results prepared in accordance with GAAP.

(In millions, except earnings per share data)	Three Months Ended
(Unaudited)	May 31,
	2012		2011
		% of Sales		% of Sales
Net Sales	$487.5		$458.3

Operating Profit (GAAP)	$57.3	11.8%	$50.2	11.0%
Add-Back: Special Charge	1.9	0.3%	—	—
Adjusted Operating Profit (Non-GAAP)	$59.2	12.1%	$50.2	11.0%

Net Income (GAAP)	$33.6		$27.1
Add-Back: Special Charge, net of tax	1.2		—
Adjusted Net Income (Non-GAAP)	$34.8		$27.1

Diluted Earnings Per Share (GAAP)	$0.79		$0.62
Add-Back: Special Charge, net of tax	0.03		—
Adjusted Diluted Earnings Per Share (Non-GAAP)	$0.82		$0.62

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(In millions, except earnings per share data)	Nine Months Ended
(Unaudited)	May 31,
	2012		2011
		% of Sales		% of Sales
Net Sales	$1,419.5		$1,299.5

Operating Profit (GAAP)	$146.9	10.3%	$132.9	10.2%
Add-Back: Special Charge	11.2	0.8%	—	—
Adjusted Operating Profit (Non-GAAP)	$158.1	11.1%	$132.9	10.2%

Net Income (GAAP)	$83.1		$71.3
Add-Back: Special Charge, net of tax	7.5		—
Adjusted Net Income (Non-GAAP)	$90.6		$71.3

Diluted Earnings Per Share (GAAP)	$1.95		$1.63
Add-Back: Special Charge, net of tax	0.18		—
Adjusted Diluted Earnings Per Share (Non-GAAP)	$2.13		$1.63

Company Contact:
Dan Smith
Acuity Brands, Inc.
dan.smith@acuitybrands.com
404-853-1423